Exhibit 99.1

Press Release

Magnachip Announces New $75 Million Stock Repurchase Program

- Magnachip initiates $37.5 Million Accelerated Stock Repurchase Agreement

SEOUL, South Korea, December 21, 2021 — Magnachip Semiconductor Corporation (“Magnachip Corp.” or the “Company”) (NYSE: MX), announced today that the Board of Directors has authorized the Company to repurchase up to $75 million of the Company’s common stock. As an immediate step towards implementing the approved stock repurchase program, the Company has entered into an accelerated stock repurchase agreement (the “ASR Agreement”) with JPMorgan Chase Bank, National Association (“JPM”) to repurchase an aggregate of $37.5 million of Magnachip’s common stock.

Pursuant to the terms of the ASR Agreement dated December 21, 2021, the Company will pay JPM $37.5 million in cash and will receive an initial delivery of approximately 1.0 million shares of the Company’s common stock. The final number of shares of common stock to ultimately be repurchased by the Company will generally be based on the average of the daily volume-weighted average stock prices of the Company’s common stock during the valuation period of the ASR Agreement, less a discount and subject to adjustments. Upon final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of common stock from JPM or, under certain circumstances specified in the ASR Agreement, the Company may be required to deliver shares of common stock or make a cash payment, at its option, to JPM. The ASR Agreement contains provisions customary for agreements of this type, including provisions for adjustments to the transaction terms, the circumstances under which the ASR Agreement may be accelerated, extended or terminated early by JPM and various acknowledgments, representations and warranties made by the parties to one another. Final settlement of the ASR Agreement is expected to occur during the fiscal quarter ending March 31, 2022.

“Today’s announcement reflects the confidence of the management team and our Board of Directors in Magnachip’s financial strength, long-term growth strategy and ability to generate sustainable cash flow,” said YJ Kim, Magnachip’s chief executive officer. “It is also consistent with our commitment to enhance and return value to our shareholders. Our business has sound long-term fundamentals and we are poised to accelerate our MX 3.0 strategy, which we look forward to articulating in more detail at our investor call on January 6, 2022.”

Investor Conference Call

Magnachip will host an investor conference call at 5:00 pm Eastern time on January 6, 2022. The investor call will be webcast live and also is available by dialing toll-free at 1-844-536-5472 in US/Canada. International call-in participants can dial 1-614-999-9318. The conference ID

Magnachip Semiconductor, VPLEX 15F, 501 Teheran-ro, Gangnam-gu, Seoul, South Korea 06168

number is 9163925. Participants are encouraged to initiate their calls at least 10 minutes in advance of the start time to ensure a timely connection. A live and archived webcast of the call will be accessible from the ‘Investors’ section of the company’s website at www.magnachip.com. A replay of the conference call will be available until 8:00 pm ET on January 13, 2022. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The conference ID number is 9163925.

About Magnachip Semiconductor Corporation

Magnachip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company provides a broad range of standard products to customers worldwide. Magnachip, with more than 40 years of operating history, owns a portfolio of approximately 1,200 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “will be,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe(s),” “intend,” “predict,” “potential,” “future,” “strategy,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the impact of changes in macroeconomic and/or general economic conditions, including those caused by or related to the COVID-19 outbreak, recessions, economic instability and the outbreak of disease; manufacturing capacity constraints or supply chain disruptions that may impact our ability to deliver our products or affect the price of components, which may lead to an increase in our costs, as well as impacting demand for our products from customers who are similarly affected by such capacity constraints or disruptions; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity or supply constraints; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; compliance with U.S. and international trade and export laws and regulations by us and our distributors; change or ratification of local or international laws and regulations, including those related to environment, health and safety; public health issues, including the COVID-19 pandemic; other business interruptions that could disrupt supply or delivery of, or demand for, Magnachip’s products, including uncertainties regarding the impacts of the COVID-19 pandemic that may result in factory closures, reduced workforces, scarcity of raw materials and goods produced in infected areas, as well as reduced consumer and business spending affecting demand for Magnachip’s products due to government and private sector mandatory business closures, travel restrictions or the like to prevent the spread of disease; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and updated in subsequent reports filed by the Company with the SEC. These reports are available at www.magnachip.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

CONTACTS:

In the United States:

So-Yeon Jeong

Jeong Consulting

Tel. +1-408-712-6151

investor.relations@magnachip.com

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